Exhibit 99.2


                           WESTERN GAS RESOURCES, INC.
             AGREES TO BE ACQUIRED BY ANADARKO PETROLEUM CORPORATION
                          FOR $61.00 PER SHARE IN CASH

DENVER, June 23, 2006. Western Gas Resources, Inc. (NYSE:WGR) ("Western") today announced that it has entered into a merger agreement with Anadarko Petroleum Corporation ("Anadarko") whereby Western will be merged with a wholly owned subsidiary of Anadarko. Western stockholders will receive $61.00 per share in cash. The per share consideration payable in the merger represents a premium of approximately 49 percent over Western's closing stock price on June 22, 2006. The transaction is valued at approximately $5.3 billion, including approximately $560 million in indebtedness.

The merger agreement has been approved by each company's Board of Directors and will be filed with the Securities and Exchange Commission ("SEC") on Form 8-K. The merger is subject to approval by Western's stockholders and the satisfaction of customary closing conditions, including the receipt of necessary regulatory and governmental approvals. Subject to the satisfaction of these conditions, the merger is expected to be completed by the end of the third quarter of 2006. Certain of Western's directors, officers and other stockholders who collectively hold approximately 17.3 percent of Western's outstanding shares, have entered into agreements to vote in favor of the merger.

Western's CEO and President, Peter Dea, stated, "This transaction allows Western's stockholders to realize substantial and immediate value at an attractive premium. The Board of Directors and Western's entire management team are very proud of our people and Western's accomplishments and believe that Anadarko's offer is indicative of our success."

Morgan Stanley & Co. Incorporated and Petrie Parkman & Co., Inc. are serving as Western's financial advisors. Skadden, Arps, Slate, Meagher & Flom LLP is serving as Western's legal advisor.

Company Description. Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer. The Company's producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline. The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States. For additional Company information, visit Western's web site at www.westerngas.com.

In connection with the proposed merger, the Company will file a proxy statement and other materials with the SEC. Investors are urged to read the proxy statement and such other materials filed with the SEC when they become available because they will contain important information. A definitive proxy statement will be sent to stockholders of the Company seeking their approval of the merger. Investors will be able to obtain copies of the documents free of charge at www.sec.gov.

The Company's directors and officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders in connection with the proposed merger. Information regarding such individuals is included in the Company's Proxy Statement relating to its 2006 Annual Meeting of Stockholders previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the completion of the merger transaction with Anadarko. Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its goals will be achieved. These statements are subject to numerous risks and uncertainties, which may cause actual results to differ materially. These risks and uncertainties include, among other things, approval by Western's stockholders, the satisfaction of customary closing conditions, government regulation or approvals, and other factors as discussed in the Company's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.


Investor Contact:       Ron Wirth, Director of Investor Relations
                        (800) 933-5603 or (303) 252-6090
                        Email:  rwirth@westerngas.com